EXHIBIT 99.1

BLOCKBUSTER REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

INCLUDING RECORD ANNUAL REVENUE AND RECORD GROSS PROFIT

DALLAS, Feb. 10, 2004 — Blockbuster Inc. (NYSE: BBI), a leading global provider of in-home movie and game entertainment, today announced financial results for the fourth quarter ended December 31, 2003. Total revenues increased to $1.62 billion for the fourth quarter of 2003 from $1.58 billion last year. For the full year, total revenues increased to $5.91 billion for 2003 from $5.57 billion last year.

The Company recorded non-cash charges totaling $1.3 billion, or $6.89 per share, to impair goodwill and other long-lived assets, resulting in a net loss of $1.19 billion, or $6.57 per share, for the fourth quarter of 2003. Excluding the impact of the impairment charges, adjusted net income per share increased 88.2% to $0.32 per diluted share for the fourth quarter of 2003. This compares with net income of $0.17 per diluted share for the fourth quarter of 2002. The impact of the impairment charges for the fourth quarter and full year ended December 31, 2003, is reflected on page 5 of the financial tables.

“We clearly delivered on our objectives for the year. We achieved record revenue while producing record profits (excluding non-cash charges) including a 42% increase in earnings per share and free cash flow in excess of $400 million,” said John Antioco, Blockbuster Chairman and CEO. “As a result of our emphasis on driving profitability, our same-store sales were impacted, but we believe we are entering 2004 in a strong position to invest in our long-term growth opportunities, including rental subscription programs, movie and game trading, and our store-in-store game concepts.”

Operating Results

For the fourth quarter of 2003, total revenues were $1.62 billion compared with $1.58 billion for the fourth quarter last year, including a 6.8% decrease in worldwide same-store revenues for the fourth quarter of 2003. Total rental revenues decreased 1.3% to $1.15 billion for the fourth quarter of 2003, compared with $1.16 billion for the fourth quarter of 2002. Worldwide same-store rental revenues decreased 6% primarily due to softness in the movie rental industry during the fourth quarter.

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Blockbuster Fourth Quarter Earnings

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Total retail revenues increased 11.6% to $443.8 million for the fourth quarter of 2003 from $397.6 million for the same period last year, primarily due to the fourth quarter 2002 acquisition of UK-based Gamestation and the impact of favorable foreign exchange rates, which were partially offset by a decrease in worldwide same-store retail revenues. Worldwide same-store retail revenues declined 9% because of the difficult year-over-year comparison with the strong increase in same-store retail revenues for the fourth quarter of 2002. Worldwide same-store retail revenues in the fourth quarter of 2002 increased 41.8% reflecting the Company’s aggressive initiatives to establish itself as a retail destination. During 2003, as part of a focus on profitability, the Company discontinued certain low-margin retail promotions and the sale of certain low-margin consumer electronics products.

Total gross profit for the fourth quarter of 2003 increased 8.2% to $923.0 million from $853.4 million in the same period last year as a result of gross margin expansion and the net addition of 224 company-operated stores. Total gross margin for the fourth quarter grew 320 basis points as a result of strong growth in both rental and retail profitability. Rental gross profit for the fourth quarter of 2003 increased 4.7% to $809.8 million from $773.8 million for the fourth quarter of 2002. Rental gross margin for the fourth quarter grew 400 basis points primarily as a result of improved product buying and inventory management. Retail gross profit for the fourth quarter of 2003 increased 51.6% to $86.7 million from $57.2 million in the fourth quarter of 2002. Retail gross margin for the fourth quarter grew 510 basis points due primarily to the Company’s pricing and merchandising strategy for both games and DVD retail.

Selling, general and administrative expenses (SG&A) increased 2.7% to $748.3 million in the fourth quarter of 2003 from $728.7 million in the fourth quarter of 2002, as a result of growth in the store base and higher incentive compensation related to the Company’s 2003 performance. Included in SG&A expenses for 2002 was an $18.7 million expense associated with estimated guaranteed lease obligations on the Blockbuster Music stores sold to Wherehouse in 1998. As a percentage of revenues, SG&A expenses increased to 46.3% for the fourth quarter of 2003 from 46.1% for the same period last year primarily as a result of the decline in same-store revenues. For the fourth quarter of 2003, advertising expenses declined to 4.2% of total revenues from 4.4% of total revenues for the same quarter last year.

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Operating expenses (SG&A, impairment of goodwill and other long-lived assets, depreciation and amortization) totaled $2.12 billion for the fourth quarter of 2003 compared with $787.7 million for the fourth quarter of 2002, reflecting non-cash charges of $1.3 billion to impair goodwill and other long-lived assets, in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“FAS 142”) and SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets (“FAS 144”).

FAS 142 eliminated the amortization of goodwill and intangible assets with indefinite lives and requires instead that those assets be tested for impairment at least annually. FAS 142 requires that the Company compare its estimates of the fair value of its reporting units, domestic and international, to their respective book values. If the estimate of fair value is lower than book value, the amount of the goodwill impairment charge must be determined.

Operating loss totaled $1.2 billion for the fourth quarter of 2003 compared with operating income of $65.7 million for the fourth quarter of 2002, reflecting the non-cash impairment charges of $1.3 billion. Excluding the impairment charges, adjusted operating income increased 61.5% to $106.1 million from $65.7 million for the fourth quarter of last year. Adjusted operating margin for the fourth quarter of 2003 increased 240 basis points to 6.6% from 4.2% for the fourth quarter of 2002.

Interest expense decreased 56.8% to $5.7 million for the fourth quarter of 2003 from $13.2 million for the fourth quarter of 2002, due to a reduction of more than $321 million in total debt since the fourth quarter of last year and a lower average interest rate.

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Net loss for the fourth quarter of 2003 was $1.19 billion, or a loss of $6.57 per share, including non-cash impairment charges of $6.89 per share. This compared with net income of $30.7 million, or $0.17 per diluted share, for the fourth quarter of 2002. Excluding the impairment of goodwill and other long-lived assets, adjusted net income increased 88.9% to $58.0 million, or $0.32 per diluted share.

Net cash flow provided by operating activities decreased 26.2% to $474.6 million for the fourth quarter of 2003 from $642.9 million for the fourth quarter of 2002. The decrease in net cash flow provided by operating activities was primarily related to a decrease in cash provided by the change in working capital, mainly due to a decrease in accounts payable in the fourth quarter of 2003 compared with last year.

Free cash flow (net cash flow provided by operating activities less rental library purchases and capital expenditures) decreased 12.9% to $202.8 million for the fourth quarter of 2003 from $232.9 million for the same period last year due to the decrease in net cash flow provided by operating activities discussed above and a decrease in rental library purchases.

Full-Year Operating Results

Total revenues for 2003 increased 6.2% to $5.91 billion from $5.57 billion last year, primarily due to the net addition of 224 company-operated stores, the acquisition of Gamestation and favorable foreign exchange rates. Worldwide same-store revenues for the full year of 2003 decreased 2.2%.

Total rental revenues for 2003 increased 1.6% to $4.53 billion from $4.46 billion last year as a result of growth in the store base, favorable foreign exchange rates, and the fourth quarter 2002 acquisition of the remaining interest in the Company’s joint venture stores in Italy. Worldwide same-store rental revenues for the full year declined 3.6% as a result of the focus on increasing profitability and cash flow by significantly lowering advertising and rental product purchases and softness in the movie rental industry in the last six months of the year. Total retail revenues for 2003 increased 25.7% to $1.28 billion from $1.02 billion last year, as a result of the acquisition of Gamestation, favorable foreign exchange rates and a 3.7% increase in worldwide same-store retail revenues.

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Gross profit increased 9.8% to $3.52 billion for 2003 from $3.21 billion last year due to growth in the store base and gross margin expansion. Total gross margin for 2003 grew 200 basis points as a result of strong growth in both rental and retail profitability. Rental gross profit for 2003 increased 7.6% to $3.17 billion from $2.95 billion for last year. Rental gross margin for 2003 grew 390 basis points as a result of continued growth in higher margin DVD rentals and improved product buying and inventory management. Retail gross profit increased 45.3% to $253.9 million for 2003 from $174.8 million for 2002. Retail gross margin for 2003 grew 270 basis points due to the Company’s pricing and merchandising strategy for games and DVD retail.

SG&A expenses increased 6.4% to $2.8 billion for 2003 from $2.64 billion for 2002 as a result of growth in the store base. As a percentage of revenues, SG&A expenses for 2003 were 47.4%, flat with last year as a result of lower same-store revenues in the last six months of 2003. Advertising expenses declined to 3% of total revenues for 2003 from 4.5% of total revenues for 2002.

Operating expenses increased to $4.37 billion for 2003 from $2.87 billion for 2002 as a result of a $1.3 billion impairment of goodwill and other long-lived assets, a non-cash expense, associated with the application of FAS 142 and FAS 144.

Operating loss totaled $845.2 million for 2003 compared with operating income of $337.1 million for 2002, reflecting the non-cash impairment charges of $1.3 billion. Excluding the impairment charges, adjusted operating income for 2003 increased 36.4% to $459.7 million from $337.1 million for 2002. Adjusted operating margin for 2003 increased 170 basis points to 7.8% from 6.1% for 2002.

Interest expense decreased 33.1% to $33.1 million for 2003 from $49.5 million for 2002, due to a reduction of more than $321 million in total debt since the fourth quarter of last year and a lower average interest rate.

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Blockbuster Fourth Quarter Earnings

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Loss before cumulative effect of change in accounting principle was $979.5 million, or a loss of $5.44 per share, for 2003 compared with income before cumulative effect of change in accounting principle of $189.4 million, or $1.04 per diluted share for 2002.

Net loss for 2003 was $983.9 million, or $5.46 per share, including non-cash impairment charges of $6.93 per share and the cumulative effect of change in accounting principle recorded for the adoption of SFAS No. 143, Accounting for Asset Retirement Obligations (“FAS 143”) of $4.4 million, or $0.02 per share. Net loss for the full year of 2002 was $1.63 billion, or $8.96 per diluted share, including the cumulative effect of change in accounting principle recorded for the adoption of FAS 142 of $1.82 billion, or $10.01 per diluted share.

Excluding the impairment of goodwill and other long-lived assets, adjusted net income before cumulative effect of change in accounting principle for 2003 increased 41.4% to $267.8 million, or $1.48 per diluted share from $189.4 million, or $1.04 per diluted share in 2002.

Net cash flow provided by operating activities decreased 2.4% to $1.42 billion for 2003 from $1.45 billion for 2002, primarily due to a decrease in cash provided by the change in working capital, mainly due to a lower level of accounts payable in the fourth quarter of 2003 compared with last year.

Free cash flow increased 61.3% to $402.7 million for 2003 compared with $249.7 million for last year. The increase was primarily due to the strong growth in profitability and a decrease in rental library purchases, which was partially offset by an increase in capital expenditures.

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2004 Business Outlook

“The first quarter of 2004 will be difficult due to a weak box office and a tough year-over-year comparison,” Antioco said. “Our full-year results will be impacted by an incremental $70 to $90 million in operating expenses we will be investing in our business to support key growth initiatives. Without this investment, we would be forecasting a year-over-year increase in profits. We are taking a strategic approach to our business that will enable us to maximize growth opportunities for the long-term.”

•	The Company expects profitability for the first quarter of 2004 to decline from last year due to a mid-single digit percentage decline in worldwide same-store revenues as a result of the significantly weaker home video release schedule and the difficult year-over-year comparison.

•	The Company expects the percentage increase in total revenues for 2004 to grow in the low-single digit range from last year.

•	The full-year 2004 diluted EPS growth will be affected by the investment of approximately $70 million to $90 million of operating expenses associated with the development and launch of the Company’s key growth initiatives, including rental subscription programs, movie and game trading and store-in-store game concepts. As a result, diluted earnings per share for 2004 is expected to decrease approximately 10% from adjusted diluted earnings per share of $1.48 for 2003.

•	For the full year 2004, the Company expects to add approximately 400 company-operated stores.

•	Capital expenditures for the full year 2004 are expected to range between $250 million to $280 million, as compared with the $176.8 million recorded in 2003. The increase in capital expenditures is related primarily to the investment in systems and infrastructure for the national launch of on-line and in-store subscription as well as movie and game trading.

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Blockbuster Fourth Quarter Earnings

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About Blockbuster

Blockbuster Inc. (NYSE: BBI) is a publicly traded subsidiary of Viacom Inc. (NYSE: VIA, VIA.B) and a leading global provider of in-home movies and game entertainment, with approximately 8,900 stores throughout the Americas, Europe, Asia and Australia. The company may be accessed worldwide at blockbuster.com. Viacom is a leading global media company, with preeminent positions in broadcast and cable television, radio, outdoor advertising and online.

This news release contains forward-looking statements relating to Blockbuster’s operations, including, without limitation, statements relating to Blockbuster’s growth strategies, related investments and expected results of operations for 2004. These forward-looking statements are based on Blockbuster’s current intent, expectations, estimates, and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others: (i) consumer demand for Blockbuster’s product and service offerings and the related impact of competitor pricing and product and service offerings; (ii) Blockbuster’s ability to respond to changing consumer preferences and to effectively adjust its product mix, service offerings and marketing and merchandising initiatives; (iii) Blockbuster’s ability to effectively and timely prioritize, implement and maintain the necessary information technology systems and infrastructure to support shifts in consumer preferences and any corresponding changes to Blockbuster’s operating model and initiatives; (iv) the impact of changes in Blockbuster’s consumer rental terms, including Blockbuster’s subscription rental offers; (v) the potential impact on Blockbuster’s financial position and results of operations if it is determined that the Financial Accounting Standards Board’s Interpretation No. 46R, Consolidation of Variable Interest Entities an Interpretation of ARB No. 51, requires Blockbuster to consolidate the results of certain franchisees; (vi) the application of other existing and future accounting policies, including without limitation any continuing impact of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets; (vii) vendor determinations relating to pricing and distribution of their product and Blockbuster’s ability to reach agreements with service, product, and content providers on acceptable commercial terms; (viii) the effect of game platform cycles; (ix) the impact of developments affecting Blockbuster’s outstanding litigation and claims against it; and (x) other factors as described in Blockbuster’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Cautionary Statements” in Blockbuster’s annual report on Form 10-K for the fiscal year ended December 31, 2002.

# # #

Contact:	Press
Karen Raskopf
Senior Vice President, Corporate Communications
(214) 854-3190
or
Randy Hargrove
Director, Corporate Communications
(214) 854-3190

Analysts/Investors
Mary Bell
Senior Vice President, Investor Relations
(214) 854-3863

BLOCKBUSTER INC.

COMPARATIVE FINANCIAL HIGHLIGHTS

(In millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2003	2002	2003
Revenues:
Rental revenues	$1,162.4	$1,146.9	$4,460.4	$4,533.5
Merchandise sales	397.6	443.8	1,019.7	1,281.6
Other revenues	22.4	26.5	85.8	96.6

	1,582.4	1,617.2	5,565.9	5,911.7

Cost of sales:
Cost of rental revenues	388.6	337.1	1,513.8	1,362.1
Cost of merchandise sold	340.4	357.1	844.9	1,027.7

	729.0	694.2	2,358.7	2,389.8

Gross profit	853.4	923.0	3,207.2	3,521.9

Operating expenses:
Selling, general and administrative	728.7	748.3	2,636.3	2,804.3
Depreciation	58.6	67.0	232.1	255.5
Amortization of intangibles	0.4	1.6	1.7	2.4
Impairment of goodwill and other long-lived assets	—	1,304.9	—	1,304.9

	787.7	2,121.8	2,870.1	4,367.1

Operating income (loss)	65.7	(1,198.8)	337.1	(845.2)
Interest expense	(13.2)	(5.7)	(49.5)	(33.1)
Interest income	0.8	0.8	4.1	3.1
Other items, net	1.8	(2.5)	2.9	(0.4)

Income (loss) before income taxes	55.1	(1,206.2)	294.6	(875.6)
(Provision) benefit for income taxes	(21.7)	16.9	(103.0)	(103.2)
Equity in loss of affiliated companies, net of tax	(2.7)	—	(2.2)	(0.7)

Income (loss) before cumulative effect of change in accounting principle	30.7	(1,189.3)	189.4	(979.5)
Cumulative effect of change in accounting principle, net of tax (1)(2)	—	—	(1,817.0)	(4.4)

Net income (loss)	$30.7	$(1,189.3)	$(1,627.6)	$(983.9)

Income (loss) per share before cumulative effect of change in accounting principle:
Basic	$0.17	$(6.57)	$1.06	$(5.44)
Diluted	$0.17	$(6.57)	$1.04	$(5.44)
Cumulative effect of change in accounting principle per share:
Basic	$—	$—	$(10.17)	$(0.02)
Diluted	$—	$—	$(10.01)	$(0.02)
Net income (loss) per share:
Basic	$0.17	$(6.57)	$(9.11)	$(5.46)
Diluted	$0.17	$(6.57)	$(8.96)	$(5.46)
Weighted average shares outstanding:
Basic	179.6	180.9	178.6	180.1
Diluted	181.9	182.4	181.6	181.3
Cash dividends per common share	$0.02	$0.02	$0.08	$0.08

Note: Some amounts above do not total due to rounding.

(1)	During 2002, we adopted SFAS 142 Goodwill and Other Intangible Assets, which eliminates the amortization of goodwill and intangible assets with indefinite lives and requires instead that those assets by tested for impairment annually. The application of the transition provisions of this new accounting standards required us to reduce our goodwill by $1.82 billion, net of tax.
(2)	During 2003, we adopted SFAS 143 Accounting for Asset Retirement Obligations, which requires the capitalization of any retirement costs as part of the total cost of the related long-lived asset and the subsequent allocation of the total expense to future periods using a systematic and rational method. The application of this new accounting standard required us to recognize a cumulative effect of change in accounting principle, net of tax, of $4.4 million.

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BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2002		2003		2002		2003
	Revenues	Percent of Total	Revenues	Percent of Total	Revenues	Percent of Total	Revenues	Percent of Total
Revenues by Product Line:
Rental revenues:
VHS rental	$483.6	41.6%	$293.3	25.6%	$2,190.1	49.1%	$1,435.7	31.7%
DVD rental	532.3	45.8%	706.0	61.6%	1,741.0	39.0%	2,599.7	57.3%

Total movie rental	1,015.9	87.4%	999.3	87.1%	3,931.1	88.1%	4,035.4	89.0%
Game rental	146.5	12.6%	147.6	12.9%	529.3	11.9%	498.1	11.0%

Total rental	$1,162.4	100.0%	$1,146.9	100.0%	$4,460.4	100.0%	$4,533.5	100.0%

Merchandise sales:
VHS sales	$41.4	10.4%	$15.7	3.5%	$128.8	12.6%	$65.2	5.1%
DVD sales	149.7	37.7%	185.3	41.8%	370.4	36.3%	516.4	40.3%

Total movie sales	191.1	48.1%	201.0	45.3%	499.2	48.9%	581.6	45.4%
Game sales	105.4	26.5%	129.9	29.3%	164.7	16.2%	305.0	23.8%
General merchandise sales	101.1	25.4%	112.9	25.4%	355.8	34.9%	395.0	30.8%

Total merchandise sales	$397.6	100.0%	$443.8	100.0%	$1,019.7	100.0%	$1,281.6	100.0%

Note: Some percentages above do not total due to rounding.

	Three Months Ended December 31,		Year Ended December 31,
	2002	2003	2002	2003
Same-store Revenues Data:
Worldwide same-store revenues increase (decrease)	9.1%	(6.8)%	5.1%	(2.2)%
Domestic same-store revenues increase (decrease)	9.6%	(8.4)%	4.9%	(2.7)%
International same-store revenues increase (decrease)	6.7%	(1.6)%	6.0%	(0.7)%

Margin:
Rental Margin	66.6%	70.6%	66.1%	70.0%
Merchandise Margin	14.4%	19.5%	17.1%	19.8%
Gross Margin	53.9%	57.1%	57.6%	59.6%

Cash Flow Data:
Net cash flow provided by operating activities	$642.9	$474.6	$1,451.2	$1,416.1
Net cash flow used in investing activities	$(500.7)	$(269.9)	$(1,303.5)	$(1,010.4)
Net cash flow used in financing activities	$(104.5)	$(143.2)	$(199.2)	$(335.5)

Capital Expenditures	$78.5	$77.4	$140.6	$176.8

Selected Balance Sheet Data:
	December 31, 2002	December 31, 2003
Cash and cash equivalents	$152.5	$233.4
Merchandise inventories	$452.1	$415.1
Rental library	$423.1	$354.4
Accounts payable	$757.0	$565.1
Total debt (including capital lease obligations)	$541.5	$219.9

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BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION, continued

Worldwide Store Count Information:
	Year Ended December 31,
	2002	2003
Domestic Company-Operated Stores:
Beginning	4,393	4,518
Net additions	125	63

Ending	4,518	4,581

International Company-Operated Stores:
Beginning	2,019	2,389
Net additions	370	161

Ending	2,389	2,550

Franchised and/or Joint Venture Stores:
Beginning	1,569	1,638
Net additions	69	124

Ending	1,638	1,762

Total Stores Worldwide:
Beginning	7,981	8,545
Net additions	564	348

Ending	8,545	8,893

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BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Dollars in millions)

Free cash flow reflects the Company’s net cash flow from operating activities less rental library purchases and capital expenditures. The Company uses free cash flow, among other things, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the cash available for debt service, acquisitions, and shareholders after making the capital investments required to support ongoing business operations and long-term value creation. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by our management and helps improve their ability to understand the Company’s operating performance. In addition, free cash flow is also a measure used by the Company’s investors and analysts for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), free cash flow should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As the Company uses free cash flow as a measure of performance and as a measure of liquidity, the tables below reconcile free cash flow to both net income and net cash flow provided by operating activities, the most directly comparable amounts reported under GAAP.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow:

	Three Months Ended December 31,		Year Ended December 31,
	2002	2003	2002	2003
Net cash flow provided by operating activities	$642.9	$474.6	$1,451.2	$1,416.1

Less: Rental library purchases	(331.5)	(194.4)	(1,060.9)	(836.6)
Less: Capital expenditures	(78.5)	(77.4)	(140.6)	(176.8)

Free cash flow	$232.9	$202.8	$249.7	$402.7

The following table provides a reconciliation of net income (loss) to free cash flow:

	Three Months Ended December 31,		Year Ended December 31,
	2002	2003	2002	2003
Net income (loss)	$30.7	$(1,189.3)	$(1,627.6)	$(983.9)

Plus: Depreciation and amortization	59.0	68.6	233.8	257.9
Plus: Impairment of goodwill and other long-lived assets	—	1,304.9	—	1,304.9
Less: Capital expenditures	(78.5)	(77.4)	(140.6)	(176.8)
Plus: Rental library purchases, net of rental amortization	(29.4)	24.1	(36.6)	118.2
Less: Changes in working capital	244.4	172.7	(10.5)	(45.2)
Plus: Cumulative effect of change in accounting principle, net of tax	—	—	1,817.0	4.4
Less: Changes in deferred taxes and other	6.7	(100.8)	14.2	(76.8)

Free cash flow	$232.9	$202.8	$249.7	$402.7

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BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(In millions, except per share amounts)

The Company reports adjusted net income, net income per diluted share, operating income and operating margin excluding impairment of goodwill and other long-lived assets pursuant to SFAS No. 142, Goodwill and Other Intangibles and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Management believes that because the total amount of the non-cash charges relates primarily to impairment of goodwill associated with Viacom’s acquisition of Blockbuster, adjusting the Company’s financial results to exclude these amounts provides investors with a clearer perspective on the current underlying operating performance of the Company. Management uses earnings from operations excluding impairment charges as an internal measure of business operating performance.

	Three Months Ended December 31,		Year Ended December 31,
	2002	2003	2002	2003
Reconciliation of adjusted net income:
Net income (loss)	$30.7	$(1,189.3)	$(1,627.6)	$(983.9)
Plus: Cumulative effect of change in accounting principle, net of tax	—	—	1,817.0	4.4
Plus: Impairment of goodwill and other long-lived assets, net of tax	—	1,247.3	—	1,247.3

Adjusted net income (1)	$30.7	$58.0	$189.4	$267.8

Adjusted income per diluted share (1)	$0.17	$0.32	$1.04	$1.48

Reconciliation of adjusted operating income:
Operating income (loss)	$65.7	$(1,198.8)	$337.1	$(845.2)
Plus: Impairment of goodwill and other long-lived assets	—	1,304.9	—	1,304.9

Adjusted operating income	$65.7	$106.1	$337.1	$459.7

Total revenues	$1,582.4	$1,617.2	$5,565.9	$5,911.7
Adjusted operating margin	4.2%	6.6%	6.1%	7.8%

(1) Before cumulative effect of change in accounting principle.

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